RESIGNATION

I hereby resign as CFO, Secretary, Treasurer and as a Board Member of FTE Network Services, Inc., its wholly owned subsidiaries; BESG Ireland LTD., Focus Venture Partners, Inc., Focus Fiber Solutions, LLC, Optos Capital Partners LLC, Jus-Com, Inc. and Focus Wireless, LLC. I have agreed to remain an employee of FTE Network Services, Inc.as a financial advisor under the direction of the incoming CFO and CEO, on the terms and conditions of an amendment (Amendment# 2) to my existing employment agreement.

All filings must be made to remove myself in these capacities to all relevant jurisdictions and municipalities, domestic and foreign, as well as removal of self as signatory for all Company bank accounts to include Ulster Bank, Dublin Ireland.

Any monies due under the executed Employment Agreement and its related Amendments are due and payable, as well as any unpaid expense reimbursements for items and services purchased on behalf of the Company as attached.

The resignation is submitted as of the 14th day of May 2014:

/s/ Theresa Carlisle
Theresa Carlisle